Exhibit 99.1
                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  Thomas M. Mishoe, Jr.
Richmond, Virginia 23236                              Telephone:  (804)-560-8490

                       FOR IMMEDIATE RELEASE: June 1, 2000

                 ESKIMO PIE & COOL BRANDS AMEND MERGER AGREEMENT


         Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that it has executed an amendment to the previously announced merger agreement entered into on May 3, 2000 with CoolBrands International Inc. (formerly, Yogen Fruz World-Wide Incorporated), for the acquisition of Eskimo Pie Corporation at a purchase price of (U.S.) $10.25 cash per share to shareholders of Eskimo Pie Corporation. As originally executed, the merger agreement contemplated that the tender offer would commence simultaneously with the mailing of the proxy materials relating to the special meeting to approve the merger and would run concurrently with the proxy solicitation. The primary purpose of the amendment is to provide that CoolBrands would commence the tender offer for Eskimo Pie shares only after a special meeting of shareholders held to approve the merger, and only in the event that the shareholder vote is insufficient under applicable law to approve the merger.

         Under the merger agreement as amended, as promptly as practical, Eskimo Pie will call a special meeting of shareholders to vote on a merger transaction by which Eskimo Pie Corporation would become a wholly-owned subsidiary of CoolBrands. If the merger is approved by a vote of at least two-thirds of Eskimo Pie shares outstanding, exclusive of the approximate 17% interest owned by CoolBrands, the merger will be consummated upon satisfaction of closing conditions, and no tender offer will be made. If the vote necessary for the merger is not obtained, CoolBrands will commence a tender offer to purchase, for a cash price of $10.25 per share, all shares of Eskimo Pie stock tendered, subject to a minimum of approximately 41% of the Eskimo Pie shares not owned by CoolBrands being tendered.

         David B. Kewer, president and chief executive officer of Eskimo Pie Corporation, said that this amendment was required to satisfy certain regulatory technicalities and will not affect the price to be paid to Eskimo Pie shareholders on consummation of the transaction.

         The parties anticipate that proxy materials relating to the special meeting of Eskimo Pie shareholders will be mailed sometime in July and that the special meeting of shareholders will be held in August 2000. The proposed transaction, whether it is consummated in the form of a merger or a tender offer, remains subject to customary closing conditions.

Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Foodservice is a leading supplier of premium soft serve ice cream, frozen yogurt, custard and smoothies to the foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.